Exhibit 99.1

1/10/04

FOR RELEASE:  IMMEDIATE

CONTACT:  TAMARA PETTIT

DIRECTOR OF PUBLIC RELATIONS

304-387-8335(OFFICE)304-479-8097(CELL)

CHESTER,WV – A three-year contract between Mountaineer Race Track & Gaming Resort and the Horseman’s Benevolent Protective Association (HBPA) was signed Saturday evening.

The agreement includes “an effort to conduct 232 racing days in 2004,”  but acknowledges that “due to the cancellation of racing thus far, a maximum of 228 racing days are anticipated in 2004.”

Operating in the absence of a contract since January 1, Mountaineer had assessed a rental fee of $8/per day/ per horse stabled at Mountaineer as well as required horsemen to sign a waiver of liability and provide proof of Worker’s Comp coverage for the horseman’s employees.

With the signing of the agreement Mountaineer President & CEO Ted Arneault and Mountaineer Racing Director Rose Mary Williams are in the process of notifying horseman that all checks received for the rental of those stalls would be returned.     According to a letter signed by Arneault, the checks collected during this time had never been cashed.  The letter states the following:

“As you know, during the period of time between the expiration of the old HBPA agreement and the execution of the new agreement, Mountaineer lost approximately $175,000.  However, the horsemen also lost an equal amount in the purse account.  The amounts can never be made up.  The only way we can make up such loss is by working together to create a better racing product, which we hope will generate greater revenues.

“It is within this spirit that Rose Mary and I have decided that we will return all checks collected for rent in the past two weeks.”

The new contract guarantees that Mountaineer will card ten races for eight months and no less than nine races for the remainder of the year.  The condition book will provide bottom claiming not to exceed $4,000 from January to June 30, 2004 with that amount to increase to $5,000 from July 1, 2004 to December 1, 2005.

Under the new agreement, the horsemen’s bookkeeper will become a Mountaineer employee following a transition period.  Mountaineer and the HBPA will equally share the cost of a paddock blacksmith.  A three-year agreement was also penned on the simulcast of Mountaineer races.

“We look forward to working with the HBPA to enhance racing awareness and revenues in 2004,” said Williams.  “In the past ten year, Mountaineer has seen a phenomenal increase in the quality of our racing product due the influx of video lottery revenue into the purse fund.  I anticipate the next decade to be even greater.”

“The growth and development of Mountaineer in the past decade has played an integral role in the economic development of our area and of our State,” said Arneault.  “During that time, we have seen our racing product evolve into a premier simulcast signal.  Thoroughbred racing is an integral part of our ability to market Mountaineer as a total destination resort.”

“Horsemen at Mountaineer will benefit from the addition of racing days to our racing calendar,” said Chuck Bailey, HBPA president.  “We believe the new contract will benefit horseman and we look forward to working cooperatively with Mountaineer management to create a better racing product.”

Bailey expressed his appreciation to Mountaineer management, especially Williams, for their hard work in bringing the new contract to fruition.

Mountaineer will begin the import simulcast of races tomorrow and live racing will begin as regularly scheduled on January 19.